SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                 (Amendment No.)


                              SportsLine.com, Inc.
                              --------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                    848934105
                                    ---------
                                 (CUSIP Number)


                                December 31, 2001
            ---------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.848934105                  13G                      Page 2 of 7 Pages
________________________________________________________________________________

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Bear Stearns S&P STARS Portfolio
     13-3806318
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           3,677,500
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         3,677,500
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,677,500
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.26%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     Investment Company
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.848934105                  13G                      Page 3 of 7 Pages
_______________________________________________________________________________

Item 1(a).  Name of Issuer:

            SportsLine.com, Inc.
_______________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

            2200 West Cypress Creek Road
            Fort Lauderdale, FL. 33309

_______________________________________________________________________________
Item 2(a).  Name of Person Filing:

            Bear Stearns S&P STARS Portfolio
_______________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            383 Madison Avenue
            New York, N.Y. 10179

_______________________________________________________________________________
Item 2(c).  Citizenship:

            Delaware
_______________________________________________________________________________
Item 2(d).  Title of Class of Securities:

            Common Stock
_______________________________________________________________________________
Item 2(e).  CUSIP Number:

            848934105
_______________________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [X] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
          3,677,500
_______________________________________________________________________________

     (b)  Percent of class:
          13.26%
_______________________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:
                3,677,500

          (ii)  Shared power to vote or to direct the vote:
                -0-

          (iii) Sole power to dispose or to direct the disposition of:
                3,677,500

          (iv)  Shared power to dispose or to direct the disposition of:
                -0-


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

The S&P Stars Portfolio has the right to receive and the power to direct the receipt of dividends from and the proceeds for the sale of greater than 5% of the common stock of DoubleClick, Inc. The S&P Stars Portfolio is a separate portfolio of The Bear Stearns Funds, an open-end management investment company registered under the Investment Company Act of 1940

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not Applicable

Item 8.  Identification  and  Classification  of Members of the Group.

         Not Applicable
Item 9.  Notice of Dissolution of Group.

         Not Applicable

Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         February 8, 2002
                                         --------------------------------
                                             (Date)


                                          /s/ Joyce Messaris
                                         --------------------------------
                                              (Signature)


                                         Joyce Messaris - Paralegal
                                         --------------------------------
                                               (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).